Exhibit 99.1

For immediate release	August 14, 2012

Crown Crafts Reports Another Successful Quarter • Net income up nearly 70% • Board declares quarterly dividend of $0.08 per share

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported strong operating results for the first quarter of fiscal 2013, which ended July 1, 2012.

“We are very pleased to report a strong first quarter for fiscal 2013, during which we increased net income by approximately 70% thanks to our continued aggressive management of the business,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “We made the tough decision to exit an unprofitable private label bedding program in fiscal 2012 which positively impacted our bottom line.  Additionally, we continue to see the benefits of our quick response to increases in raw material prices in early fiscal 2012 when cotton prices were at all-time highs. Since that time, we have strategically reduced our dependence on cotton by successfully redesigning some of our product lines. We also selectively increased prices where appropriate, which positively impacted our bottom line.”

“Despite the challenging macroeconomic conditions that continue to affect the entire retail community, we were able to maintain our top line by offsetting the decline associated with the discontinued private label program with a shift in sales from the fiscal 2013 second quarter into the first quarter,” Chestnut continued.

Financial Results

Net income for the first quarter of fiscal 2013 was $897,000, or $0.09 per diluted share, on net sales of $17.5 million, compared with net income in the prior year of $530,000, or $0.05 per diluted share, also on net sales of $17.5 million.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on October 5, 2012 to stockholders of record at the close of business on September 14, 2012.

“This is our 11th consecutive quarterly dividend and second at $0.08 per share, which reflects our Board’s ongoing commitment to return value to our stockholders,” said Chestnut. “This action speaks volumes for the Board’s confidence in the strength of our balance sheet and operating cash flow, as well as the continued earnings potential of our business, despite lingering near-term uncertainty in the marketplace.  Since retiring our debt during fiscal 2012, we ended the first quarter of fiscal 2013 with approximately $3.6 million in cash,” Chestnut continued.

Conference Call

The Company will host a teleconference tomorrow, Wednesday, August 15, 2012, at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions.  To join the teleconference, dial (877) 317-6789 and refer to conference number 10016998.  The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com.  The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Daylight Time on August 23, 2012.  To access the replay, dial (877) 344-7529 in the U.S. or (412) 317-0088 from international locations and refer to conference number 10016998.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding and blankets; nursery and bath accessories; reusable and disposable bibs and floor mats; burp cloths; room décor; and disposable placemats, toilet seat covers and changing mats.  The Company’s operating subsidiaries include Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana.  Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items.  The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.  The latest news about Crown Crafts can be found at www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia Elliott
Vice President and Chief Financial Officer
225-647-9124
mailto:oelliott@crowncrafts.com

or

Halliburton Investor Relations
(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except percentages and per share data
(Unaudited)

	Three-Month Periods Ended
	July 1, 2012	July 3, 2011

Net sales	$17,453	$17,499
Gross profit	4,425	3,783
Gross profit percentage	25.4%	21.6%
Income from operations	1,440	928
Income before income tax expense	1,428	858
Income tax expense	531	328
Net income	897	530
Basic earnings per share	$0.09	$0.06
Diluted earnings per share	$0.09	$0.05

Weighted average shares outstanding:
Basic	9,725	9,619
Diluted	9,802	9,756

CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	July 1, 2012 (Unaudited)	April 1, 2012

Cash and cash equivalents	$3,561	$214
Accounts receivable, net of allowances	15,165	20,323
Inventories	14,519	11,839
Total current assets	35,390	35,078
Finite-lived intangible assets - net	6,039	5,972
Goodwill	1,126	1,126
Total assets	$45,077	$44,661

Total current liabilities	9,485	9,945

Shareholders' equity	35,592	34,716
Total liabilities and shareholders' equity	$45,077	$44,661